EXHIBIT B-1(d)




                               AMENDMENT NO. 4 TO
                            STOCK PURCHASE AGREEMENT


     THIS AMENDMENT NO. 4, dated as of September 24, 2004, to the STOCK PURCHASE AGREEMENT, dated as of February 2, 2004, is entered into by and among Ameren Corporation, a Missouri corporation ("Purchaser"), Illinova Corporation, an Illinois corporation ("Seller"), Illinova Generating Company, an Illinois corporation ("IGC"), and Dynegy Inc., an Illinois corporation ("Dynegy"). Dynegy, IGC and Seller are referred to herein as the "Dynegy Parties".

                              W I T N E S S E T H:

     WHEREAS, Purchaser and the Dynegy Parties entered into a Stock Purchase Agreement, dated February 2, 2004, as amended by Amendment No. 1 dated as of March 23, 2004, Amendment No. 2 dated as of April 30, 2004 and Amendment No. 3 dated as of May 31, 2004 (the "Amended Agreement"), providing for the sale to Purchaser of all of the capital stock of Illinois Power Company, an Illinois corporation, held by Seller, and IGC's 20% share of Electric Energy, Inc., an Illinois corporation; and

     WHEREAS, Purchaser and the Dynegy Parties wish to amend the Amended Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual terms, conditions and agreements set forth herein, the parties hereto hereby agree as follows:

             Section 1 Defined Terms. All capitalized terms used and not defined herein have the meanings set forth in the Amended Agreement.

             Section 2 Amendment to Section 5.3(d). Section 5.3(d) of the Amended Agreement is amended by relabeling it as Section 5.3(d)(i) and adding the following paragraph as Section 5.3(d)(ii): "Purchaser acknowledges that IPC filed, on or about August 2, 2004, in Docket No. ER04-1091-000, an application with FERC for the recovery of the MISO exit fee and Alliance development costs previously incurred by IPC (in each case with interest) (such amounts, collectively, the "MISO Amounts"), and that FERC on September 20, 2004 issued an order granting IPC's request for a return of all such MISO Amounts. From and after the Closing, at Dynegy's direction and expense, Purchaser shall cause IPC diligently to pursue the maximum recovery of the MISO Amounts from MISO for the benefit of Dynegy. Purchaser further acknowledges that IPC may at any time direct MISO to pay after the Closing any such MISO Amounts directly to Dynegy, rather than to IPC. In the event that (i) any MISO Amounts are recovered and received by IPC after the Closing, Purchaser will pay, or will cause IPC to pay, all such amounts to Dynegy, by wire transfer to Bank One Chicago, ABA Number 071000013, Account Name:
         Dynegy Inc. New, Account Number 654204452, no later than the third business day after any such receipt by IPC, and (ii) any MISO Amounts are set-off or reduced by MISO (x) to the extent applicable to the business conducted by or the operations of IPC or its Subsidiaries



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         after the Closing, including, without limitation, the participation of
         IPC or its Subsidiaries in MISO (such as credits or prepaid amounts applicable to periods after the Closing), or (y) to the extent applicable to the business conducted by or the operations of Purchaser or its Subsidiaries (other than IPC), whether before or after the Closing, Purchaser will pay, or will cause IPC to pay, to Dynegy, by wire transfer to Bank One Chicago, ABA Number 071000013, Account Name:
         Dynegy Inc. New, Account Number 654204452, the amount of such set-off or reduction no later than the third business day after MISO advises IPC or Purchaser of such set-off or reduction."

             Section 3  Amendments to Exhibit A.

             (a) Exhibit A to the Amended Agreement is amended by adding new items 12 and 13 to Section A thereof, immediately following item 11 of such Section A, to read in their entirety as follows:

                  "12. MISO Exit Fee and Alliance Development Costs:
             In the event that any MISO Amounts have not been repaid, returned or reimbursed to IPC prior to the Closing, such unpaid, unreturned and unreimbursed MISO Amounts will not be included in the calculation of Proposed Final Adjusted Working Capital or Final Adjusted Working Capital as an increase to current assets. For the avoidance of doubt, neither the Adjusted Working Capital nor the Target Adjusted Working Capital shall be increased or decreased by any such MISO Amounts.

                  13. Effect of Asbestos Trust. The establishment and
             funding of the trust referred to in Section 5.21(i) shall have no effect on the calculation of Adjusted Working Capital."

             (b) The second paragraph of Section C of Exhibit A to the Amended Agreement is hereby amended by deleting the reference to "$25,000,000" and replacing it with "$26,000,000."

             Section 4 Amendment to Section 5.21. Section 5.21 of the
         Amended Agreement is amended by adding thereto the following as a new
         Section 5.21(i):

                  "(i) At the Closing, each of Purchaser and Dynegy
             will contribute $10 million in cash to the trust to be established by Purchaser as contemplated on page 1 of Exhibit B to the Final Order of the ICC in ICC Docket No. 04-0294."

             Section 5 No Other Amendments. Except as set forth herein, the Amended Agreement remains in full force and effect.

             Section 6 Counterparts. This Agreement may be executed in one or more counterparts, and by the parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


                                      -2-
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     IN WITNESS WHEREOF, Seller, IGC, Dynegy and Purchaser have caused this
Amendment No. 4 to the Original Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                         ILLINOVA CORPORATION


                                         By /s/ R. Blake Young
                                            ------------------------------------
                                            Name:  R. Blake Young
                                            Title: Executive Vice President-
                                                     Administration and
                                                     Technology

                                         ILLINOVA GENERATING COMPANY


                                         By /s/ R. Blake Young
                                            ------------------------------------
                                            Name:  R. Blake Young
                                            Title: Executive Vice President-
                                                     Administration and
                                                     and Technology

                                         DYNEGY INC.


                                         By /s/ R. Blake Young
                                            ------------------------------------
                                            Name:  R. Blake Young
                                            Title: Executive Vice President-
                                                     Administration and
                                                     Technology

                                         AMEREN CORPORATION


                                         By /s/ Steven R. Sullivan
                                            ------------------------------------
                                            Name:  Steven R. Sullivan
                                            Title: Senior Vice President
                                                     Governmental/Regulatory
                                                     Policy, General Counsel
                                                     and Secretary